Exhibit 2

SECURITIES PURCHASE AGREEMENT

ORDINARY SHARES

AND

WARRANTS TO PURCHASE

ORDINARY SHARES

OF

FLAMEL TECHNOLOGIES S.A.

DATED AS OF FEBRUARY 29, 2000

Table of Contents

ARTICLE I. ISSUANCE AND TERMS OF WARRANTS AND COMMON STOCK

1.1. Authorization of Securities
1.2. Purchase and Sale of Warrants and Common Stock
1.3. Payment

ARTICLE II. CLOSING

2.1. Closing
2.2. Legend

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1. Organization and Standing of the Company
3.2. Capitalization
3.3. Validity of this Agreement
3.4. Governmental Consent, Etc
3.5. Valid Issuance of Securities
3.6. Financial Statements
3.7. Accuracy and Completeness of Information
3.8. Adverse Changes
3.9. No Violation
3.10. All Necessary Permits, Etc
3.11. Title to Properties
3.12. Securities Laws
3.13. Relationship to the Regulated Holder
3.14. U.S. Activities

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

4.1. Authority of Investors, Validity of this Agreement
4.2. Investment Representations

ARTICLE V. CONDITIONS TO INVESTORS’ OBLIGATIONS

5.1. Conditions to Closing

ARTICLE VI. CONDITIONS TO THE COMPANY’S OBLIGATIONS

6.1. Conditions to Closing

ARTICLE VII. COVENANTS OF THE COMPANY

7.1. Furnishing of Information
7.2. Information with Respect to the Securities
7.3. Shareholder Approval
7.4. Investor’s Rights
7.5. Filing for Amendment to Statuts

i

7.6. Election of Director
7.7. Regulatory Matters Generally
7.8. Notification

ARTICLE VIII. SURVIVAL AND INDEMNIFICATION

8.1. Survival
8.2. Indemnification

ARTICLE IX. MISCELLANEOUS

9.1. Notices
9.2. Entire Agreement
9.3. Amendments
9.4. Assignment
9.5. Benefit
9.6. Governing Law
9.7. Severability
9.8. Headings and Captions
9.9. No Waiver of Rights, Powers and Remedies
9.10. Expenses
9.11. Brokers
9.12. Confidentiality
9.13. Counterparts
9.14. Further Assurances
9.15. Consent to Jurisdiction
9.16. Break-Up Fee

ii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), is made as of this 29th day of February, 2000, by and among FLAMEL TECHNOLOGIES S.A., a French societe anonyme (the “Company”), BIOTECHNOLOGY VALUE FUND, L.P., a Delaware limited partnership, BIOTECHNOLOGY VALUE FUND II, L.P., a Delaware limited partnership, INVESTMENT 10 L.L.C., an Illinois limited liability company (collectively, the “BVF Investors”), and ALTA BIOPHARMA PARTNERS, a Delaware limited partnership, Alta Embarcadero Biopharma, LLC, a California limited liability company, and Flamel Chase Partners (AltaBio), LLC, a Delaware limited liability company (collectively “Alta”); Chase EUROPEAN EQUITY ASSOCIATES, LLC, a Delaware limited liability company (“Chase” and, together with the BVF Investors, and Alta, the “Investors”).

W I T N E S S E T H:

WHEREAS, the Investors desire to invest 83,717,750 French francs in the Company in exchange for the Company’s Ordinary Shares (the “Common Stock”), Class A bons de souscription to purchase the Company’s Common Stock (each, a “Class A Warrant” and collectively, the “Class A Warrants”), Class B bons de souscription to purchase the Company’s Common Stock (each, a “Class B Warrant” and collectively, the “Class B Warrants”) and Class C bons de souscription to purchase the Company’s Common Stock (each, a “Class C Warrant” and collectively, the “Class C Warrants” and, together with the Class A Warrants and the Class B Warrants, the “Warrants”) entitling the holders to purchase shares of the Common Stock (the “Warrant Shares”); and

WHEREAS, the Company and the Investors desire to set forth certain matters to which they have agreed relating to the Warrants and the Common Stock.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

Article I.

ISSUANCE AND TERMS OF WARRANTS AND COMMON STOCK

1.1.                              Authorization of Securities.

Subject to the terms and conditions of this Agreement, the Company has authorized, or prior to the Closing (as hereinafter defined) will have authorized, the issuance of the Common Stock and the Warrants pursuant to this Agreement.

1.2.                              Purchase and Sale of Warrants and Common Stock.

Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company contained herein, the Investors severally agree to purchase from the Company and the Company agrees to sell to each of the Investors on the

Closing Date (as hereinafter defined) for an aggregate purchase price of 83,717,750 French francs (i) the number of shares of Common Stock set forth opposite each Investor’s name on Exhibit A hereto, aggregating 3,212,500 shares of Common Stock; (ii) the number of Class A Warrants set forth opposite each Investor’s name on Exhibit A hereto; (iii) the number of Class B Warrants set forth opposite each Investor’s name on Exhibit A hereto, and (iv) the number of Class C Warrants set forth opposite each Investor’s name on Exhibit A hereto.

1.3.                              Payment.

Each of the Investors agrees to make payment of the amount set forth opposite its name on Exhibit A hereto in exchange for the number of shares of Common Stock and the number of Warrants, in each case, set forth opposite its name in such Exhibit A and delivered at the Closing (as hereinafter defined), by certified check or wire transfer on the Closing Date to an account specified by the Company.

ARTICLE II.

CLOSING

2.1.                              Closing.

Subject to the satisfaction of the conditions set forth in Articles V and VI hereof, the closing (the “Closing”) shall take place at a place and time (the “Closing Date”) mutually agreed by the Company and the Investors, but in any event no later than March 31, 2000. At the Closing, (a) the Company shall deliver to the Investors one or more stock certificates registered in their names for an aggregate of 3,212,500 shares of Common Stock, and (b) the Company shall deliver to the Investors one or more Warrants registered in their names to purchase the number of shares indicated therein, in each case against payment to the Company of the purchase price therefor pursuant to Section 1.3.

2.2.                              Legend.

The certificates representing the Warrants and the Common Stock shall be subject to a legend restricting transfer under the Securities Act of 1933, as amended (the “Securities Act”), such legend to be substantially as follows:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES SHALL BE EFFECTIVE UNDER THE SECURITIES ACT OF 1933 (“ACT”), OR (B) THE COMPANY SHALL HAVE REASONABLY REQUESTED AND RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS THEN AVAILABLE, AND

(2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS.”

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investors that, as of the date of this Agreement, the following are true and correct:

3.1.                              Organization and Standing of the Company.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the Republic of France. The Company has full corporate power and authority to enter into, deliver, and perform its obligations and undertakings under this Agreement. The Company is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and as used by it.

3.2.                              Capitalization.

As of the date hereof, the Company’s entire authorized capital stock consists of: (i) 12,939,215 Ordinary Shares, nominal value 0.80 French Franc per Ordinary Share, of which 12,939,215 shares are validly issued and outstanding on the date hereof. On or before the Closing, the Company’s shareholders will have authorized a capital increase to permit the issuance of the Common Stock, the Warrants and the Warrant Shares. Subsequent to the Closing, the Company shall complete publication requirements and file the resolutions of the Board of Directors and the Company’s shareholders so that the Company’s statuts are amended to reflect such capital increase. The issuance of all presently issued and outstanding shares was duly authorized and all such shares are fully paid and non-assessable. All such issued and outstanding shares have the preferences, voting powers, qualifications and special or relative rights or privileges set forth in the Company’s statuts, as in effect on the date hereof. Other than as indicated in the SEC Reports (as hereinafter defined), the Company does not have outstanding any option, warrant, purchase right, subscription right, stock appreciation right, phantom stock right, profit participation right, agreement or other commitment to issue or to acquire any shares of its capital stock, or any securities or obligations convertible into or exchangeable for its capital stock, and the Company has not given any person any right to acquire from the Company or sell to the Company any shares of its capital stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

3.3.                              Validity of this Agreement.

Subject to shareholder approval, the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement, and the issuance, sale and delivery of the Common Stock, the Warrants and the Warrant Shares, have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms subject to, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement and the issuance, sale and delivery of the Common Stock, the Warrants and the Warrant Shares will not (i) conflict with, or result in any breach of any of the terms of, or constitute a default under, the statuts when the same will have been amended to authorize the Common Stock, (ii) conflict with, result in a breach of or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, instrument, covenant or other restriction or arrangement to which the Company is a party or by which it or any of its properties or assets is bound or any statute law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties.

3.4.                              Governmental Consent, Etc.

Except for (i) the filing of the amendment to the Company’s statuts referenced in Section 7.5, (ii) the shareholder approval referenced in Sections 5.1(e) and 6.1(e), and (iii) filings, consents, permits, approvals and authorizations which will be obtained by the Company prior to the Closing and which are set forth on SCHEDULE 3.4, no consent, approval, authorization or other order of, action by, filing with, or notification to any governmental authority is required under existing law or regulation in connection with the execution, delivery and performance of the Agreement or the offer, issuance, sale or delivery of the Common Stock, the Warrants and the Warrant Shares pursuant to Section 1.3 pursuant to the Agreement or the consummation of any other transactions contemplated thereby.

3.5.                              Valid Issuance of Securities.

When issued and delivered against payment therefor in accordance with the terms and conditions of this Agreement, the Common Stock, the Warrants and the Warrant Shares, shall be (i) duly authorized and validly issued, fully paid and non-assessable and (ii) not subject to any preemptive rights, liens, claims or encumbrances, or other restrictions on transfer or other agreements or understandings with respect to the voting of the Common Stock or the Warrant Shares, except as set forth in this Agreement.

3.6.                              Financial Statements.

The audited financial statements of the Company contained in the Company’s Annual Report on Form 20-F for the year ended December 31, 1998, including the notes relating thereto, and the unaudited financial statements of the Company contained in the Company’s Quarterly Reports on Form 6-K for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, including the notes thereto, disclose all material liabilities of the Company as of such dates. Such financial statements, including the notes relating thereto, have been prepared in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods involved. Said financial statements and related notes fairly present the financial position and the results of operations and cash flow of Company as of the respective dates thereof and for the periods indicated.

3.7.                              Accuracy and Completeness of Information.

American Depositary Shares representing the Common Stock are registered pursuant to Section 12(g) of the Exchange Act (as hereinafter defined). Copies of all reports filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) during the period from January 1, 1999 to the date of this Agreement (the “Furnished SEC Reports”) have been made available to the Investors. Since June 12, 1996, the Company has filed each statement, annual, quarterly, and other report, and registration statement required to be filed by the Company with the Commission (the “SEC Reports”). No SEC Report at the time filed contained any untrue statement of a material fact, or omitted to state any such material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and the SEC Reports, collectively, subject in each case to statements which have been corrected, supplemented or remedied by subsequent filings with the Commission or by information contained in the disclosure schedules referenced in this Agreement do not contain any untrue statement of a material fact, or omit to state any such material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the SEC Reports and as set forth on SCHEDULE 3.7 as of each date this representation and warranty is made or deemed made, there is no fact relating to the Company or any of its subsidiaries or their respective businesses (other than facts relating to the economy in general) known to the Company or any of its subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect.

For purposes of this Agreement, each of “Material Adverse Change” and “Material Adverse Effect” means any material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, taken as a whole.

3.8.                              Adverse Changes.

Since September 30, 1999 and except as set forth on SCHEDULE 3.8, there has not been any Material Adverse Change.

3.9.                              No Violation.

Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby will violate any constitution, statute, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court known to the Company to which the Company is subject, or, after obtaining shareholder approval and amending the statuts to authorize the Common Stock and the Warrants, any provision of its statuts.

3.10.                        All Necessary Permits, Etc.

The Company and each subsidiary possesses such valid and current certificates, authorizations or permits issued by the appropriate state, federal, foreign, EU or French provincial, municipal or local regulatory agencies or bodies as are necessary to conduct their respective businesses except where the lack of such certificate, authorization or permit individually or in the aggregate would not have a Material Adverse Effect on the Company, and neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Change.

3.11.                        Title to Properties.

The Company and each of its subsidiaries has good and marketable title to all the properties and assets reflected as owned by it in the financial statements referred to in Section 3.6 in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Company or such subsidiary. The real property, improvements, equipment and personal property held under lease by the Company or any subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such subsidiary.

3.12.                        Securities Laws.

All notices, filings, registrations or qualifications under any applicable securities laws, including state securities or “blue sky” laws or French laws which are required in connection with the offer, issue and delivery of the Common Stock, the Warrants and the Common Stock into which such Warrants are convertible pursuant to this Agreement have been or will be timely completed by the Company.

3.13.                        Relationship to the Regulated Holder.

Except as previously disclosed, neither the Company nor its subsidiary (i) offers or markets, directly or through any arrangement, any product or service of The Chase Manhattan Corporation or (ii) permits any of its products or services, to the extent within its knowledge and control, to be offered or marketed, directly or through any arrangement, by or through The Chase Manhattan Corporation. Except as previously disclosed, neither the Company nor its subsidiary currently has or expects to have any extension of credit from any depository institution owned by The Chase Manhattan Corporation.

3.14.                        U.S. Activities.

The Company hereby represents and warrants that it does not presently engage in business in the United States within the meaning of Section 211.2(g) of Regulation K of the Board of Governors of the Federal Reserve System nor does it presently have nay intention to do so.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each of the Investors hereby acknowledges, represents, warrants and agrees as follows:

4.1.                              Authority of Investors, Validity of this Agreement.

Each of the Investors has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance by each of the Investors of this Agreement, and the purchase of the Warrants and the Common Stock pursuant hereto have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered and constitutes a valid and binding obligation of each of the Investors, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and the purchase of the Warrants and the Common Stock will not conflict with, or result in a material breach of any of the terms of, or constitute a material default under, any charter, by-law, agreement, instrument, covenant or other restriction to which any of the Investors is a party or by which it or any of its properties or assets is bound.

4.2.                              Investment Representations.

Each of the Investors hereby acknowledges, represents, warrants and agrees as follows:

(a) Each of the Investors has had the opportunity to review the Furnished SEC Reports and the financial statements contained therein. Each of the Investors acknowledges that the Company has made available to the Investors documents and information that it has requested relating to the Company and has provided answers to the Investors’ questions concerning the Company, the Common Stock and the Warrants.

(b) Each of the Investors is an “accredited investor” as defined in Rule 501(a)(3) of the Securities Act.

(c) Each of the Investors understands that the offering of the Warrants and the Common Stock has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and that such Warrants and the Common Stock must be held indefinitely unless an exemption from registration is available. Each of the Investors understands that the offering and sale of the Warrants and the Common Stock is intended to be exempt from registration under the Securities Act. Each of the Investors covenants that it will not transfer the Warrants or the Common Stock in violation of the provisions of any applicable Federal or state securities statute.

(d) Subject to the Investors’ registration rights relating to the Common Stock (including the Common Stock underlying the Warrants) pursuant to the terms of the Registration Agreement referred to in Section 5.1(j) hereof, each of the Investors is acquiring the Warrants and the Common Stock for investment, and not with a view to the resale or distribution thereof; it has no present intention of selling, negotiating, or otherwise disposing of the Warrants and the Common Stock. Each of the Investors’ financial condition and investments are such that it is in a financial position to hold the Warrants and the Common Stock for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, such Warrants and the Common Stock. In addition, by virtue of its expertise, the advice available to it, and its previous investment experience, each of the Investors has sufficient knowledge and experience in financial and business matters, investments, securities, and private placements and the capability to evaluate the merits and risks of the transactions contemplated by this Agreement.

ARTICLE V.

CONDITIONS TO INVESTORS’ OBLIGATIONS

5.1.                              Conditions to Closing.

The obligation of the Investors to purchase and pay for the Warrants and the Common Stock, on the Closing Date is subject to the following:

(a) Representations and Warranties. The representations and warranties of the Company made herein shall be true, correct and complete on and as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

(b) Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with.

(c) Opinion of Company’s Counsel. The Investors shall have received (i) an opinion of Willkie Farr & Gallagher, special counsel to the Company, in form and substance reasonably satisfactory to the Investors, dated the Closing Date, as to the matters set forth on SCHEDULE 5.1(C) and (ii) an opinion of Sokolow, Dunaud, Mercadier & Carreras, French counsel to the

Company, in form and substance reasonably satisfactory to the Investors, dated the Closing Date, as to the matters set forth on SCHEDULE 5.1(C).

(d) Corporate Proceedings, Consents, etc. All corporate and other proceedings to be taken and all waivers and consents to be obtained in connection with the transactions contemplated by this Agreement shall have been taken or obtained and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors and their counsel, each of whom shall have received all such originals or certified or other copies of such documents as each may reasonably request.

(e) Shareholder Approval. The Company shall have obtained any required approval of its shareholders representing at least two-thirds of the votes cast by the then outstanding shares of Common Stock to the authorization of the Common Stock and the Warrants.

(f) No Proceeding. No action, suit, investigation or proceeding shall be pending or threatened before any court or governmental agency to restrain, prohibit, collect damages as a result of or otherwise challenge this Agreement or any transaction contemplated hereby or thereby.

(g) No Law Prohibiting or Restricting Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Common Stock, the Warrants, or the Common Stock into which the Warrants are convertible.

(h) Officer’s Certificate Delivered by Company. The Company shall have delivered to the Investors a certificate, dated the Closing Date and signed by the Chief Executive Officer or the President of the Company, to the effect that each of the conditions to be satisfied by the Company pursuant to this Section 5.1 on or before the Closing Date has been duly satisfied.

(i) Registration Rights Agreement. The Company and the Investors shall have executed and delivered a Registration Rights Agreement in form and substance as set forth on Exhibit C hereto.

(j) Warrants. The Company shall have executed and delivered a document evidencing the Class A Warrants in form and substance as set forth on Exhibit B-1 hereto, the Class B Warrants in form and substance as set forth on Exhibit B-2 hereto and the Class C Warrants in form and substance as set forth on Exhibit B-3 hereto.

(k) No Material Adverse Change. There shall have been no Material Adverse Change in the Company since the date of signing of this Agreement.

(l) Legal Matters. All material matters of a legal nature which pertain to this Agreement and the transactions contemplated hereby shall have been reasonably approved by counsel to the Investors.

Notwithstanding the foregoing, no Investor shall be required to purchase and pay for Warrants and the Common Stock if another Major Investor defaults in its obligation to purchase and pay for the Warrants and Common Stock set forth opposite its name on Exhibit A hereto. For purpose of the foregoing sentence, the BVF Investors and Alta shall be deemed to be “Major Investors.” Nothing contained herein shall relieve such other defaulting Major Investor of any liability it may have for damages caused by its default in its obligation to purchase and pay for Warrants and Common Stock.

ARTICLE VI.

CONDITIONS TO THE COMPANY’S OBLIGATIONS

6.1.                              Conditions to Closing.

The obligation of the Company to issue the Warrants and the Common Stock, respectively, to the Investors on the Closing Date is subject to the following:

(a) Representations and Warranties. The representations and warranties of the Investors made herein shall be true, correct and complete in all respects on and as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

(b) Payment. The Investors shall have tendered the payments for the purchase price of the Common Stock and the Warrants as set forth in Section 1.3 to an account specified by the Company.

(c) No Proceeding. No action, suit, investigation or proceeding shall be pending or threatened before any court or governmental agency to restrain, prohibit, collect damages as a result of or otherwise challenge this Agreement or any transaction contemplated hereby or thereby.

(d) No Law Prohibiting or Restricting Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Warrants and the Common Stock.

(e) Shareholder Approval. The Company shall have obtained any required approval of its shareholders representing at least two-thirds of the votes cast by the then outstanding shares of Common Stock to the authorization of the Common Stock and the Warrants.

(f) Investors’ Certificates Delivered by the Investors. Each of the Investors shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized representative of the Investor, to the effect that each of the conditions pursuant to Section 6.1(a) and (b) on or before the Closing Date has been duly satisfied.

ARTICLE VII.

COVENANTS OF THE COMPANY

The Company hereby covenants to such Investors as follows:

7.1.                              Furnishing of Information.

The Company covenants to timely file (or obtain extensions in respect thereof) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act and under French law and to promptly furnish the Investors with true and complete copies of all such filings. If the Company is not at the time required to file reports pursuant to such sections or under French law, it will prepare and furnish to the Investors annual and quarterly reports comparable to those required by Section 13(a) or 15(d) of the Exchange Act in the time period that such filings would have been required to have been made under the Exchange Act.

7.2.                              Information with Respect to the Securities.

The Company covenants to provide such information as is reasonably requested by any of the Investors related to the terms of the Common Stock, Warrants or Warrant Shares.

7.3.                              Shareholder Approval.

The Company shall use best efforts to convene the shareholders meeting to seek the approval described in Section 5.1(e) hereof prior to the Closing Date. Subject to the fiduciary duties of the Company’s Board of Directors, the Company shall include in the materials prepared for the shareholders meeting the recommendation of the Company’s Board of Directors to vote in favor of the transactions contemplated herein.

7.4.                              Investor’s Rights.

Notwithstanding anything to the contrary in the foregoing, the Investors shall be entitled to such information, privileges, rights and benefits accorded to them as holders of the Common Stock under applicable law and under the Company’s statuts, as amended.

7.5.                              Filing for Amendment to Statuts.

Within six weeks of the Closing Date, the Company shall cause all required documents to be filed with Registre du Commerce to cause the amendment to the Company’s statuts.

7.6.                              Election of Director.

Upon the written request of the BVF Investors, the Company shall take all action within its power to cause a person designated by the BVF Investors to be elected to the Board of Directors of the Company as soon as practicable.

7.7.                              Regulatory Matters Generally.

Upon request the Company shall provide to the Regulated Holder such information within the Company’s possession as is necessary to resolve the Regulatory Problem, provided that if such information is proprietary or confidential satisfactory arrangements are made for the protection of such information. The “Regulated Holder” is Chase and any other Investor affiliated with Chase. A “Regulatory Problem” is a set of circumstances in which the Regulated Holder’s ownership of its shares of Common Stock or Warrants (i) gives rise to a violation of a banking law or regulation of a federal banking agency or gives rise to a reasonable belief by the Regulated Holder that such a violation is likely to occur or (ii) gives rise to a limitation in law that will impair materially the ability of the Regulated Holder or any Affiliate to conduct its business or gives rise to a reasonable belief by the Regulated Holder that such a limitation is likely to arise. “Affiliate” has the meaning given in Regulation Y of the Board of Governors of the Federal Reserve System.

7.8.                              Notification.

The Company shall notify the Regulated Holder promptly at any time that the Company comes to believe that any representation contained in Section 3.13 or Section 3.14 no longer is true.

ARTICLE VIII.

SURVIVAL AND INDEMNIFICATION

8.1.                              Survival.

Notwithstanding any examination made by or on behalf of any party hereto, the knowledge of any party or the acceptance by any party of any certificate or opinion, each representation, warranty contained herein shall survive the Closing for a period of two years, and each covenant shall survive for the period indicated therein.

8.2.                              Indemnification.

(a) The Company agrees to indemnify and hold harmless each Investor, its shareholders, officers, directors, employees, agents and representatives against any damage, claim, loss, liability and expense (including reasonable counsel fees and expenses) which may be suffered or incurred by any of them as a result of a breach of any representation or warranty or covenant (including, without limitation, pursuant to Section 9.16) made by the Company in this Agreement.

(b) The Investors, jointly and severally, agree to indemnify the Company and its shareholders, officers, directors, employees, agents and representatives against any damages, claims, losses, liabilities and expenses (including reasonable counsel fees and other expenses) which may be suffered or incurred by it as a result of any breach of any representation, warranty, or covenant made by the Investors in this Agreement.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing of the occurrence of the facts and circumstances giving rise to such claim. The failure of any person to deliver the notice required by this Section 8.2(c) shall not in any way affect the indemnifying party’s indemnification obligation hereunder except and only to the extent that the indemnifying party is actually prejudiced thereby. In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party and shall pay as incurred the fees and expenses of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel or pay its own expenses. Notwithstanding the foregoing, the indemnifying party shall pay as incurred the fees and expenses of the counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceedings (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment and the indemnifying party shall obtain a full release of the indemnified party.

ARTICLE IX.

MISCELLANEOUS

9.1.                              Notices.

All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid.

If to the

BVF Investors:                                        c/o BVF Partners, L.P.
One Sansome Street, 39th Floor
San Francisco, CA 94104
Attn.: Mr. Mark Lampert
Fax: (415) 288-2394

With a copy to:                                     Sidley & Austin
875 Third Avenue
New York, NY 10022
Attn.: Paul K. Risko, Esq.
Fax: (212) 906-2021

If to Alta:                                                                     One Embarcadero Center
Suite 4050
San Francisco, CA 94111
Attn.: Mr. Dan Janney
Fax: (415) 362-6178

If to Chase:                                                           380 Madison Avenue, 12th Floor
New York, NY 10017-2951
Attn.: Mr. Damion Wicker
Fax: (212) 622-3771

If to the Company:                     Flamel Technologies S.A.
33 Avenue du Docteur Georges Levy
69693 Venissieux Cedex, France
Attn.: Gerard Soula, D.Sc.
Fax: (33) 4-72-78-34-25

With a copy to:                                     Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York 10019
Attn.: Peter H. Jakes, Esq.
Fax: (212) 728-8111

and

Sokolow, Dunaud, Mercadier & Carreras
55 Avenue Kleber
75116 Paris, France
Attn.: Francoise Monod, Esq.
Fax: (33) 1-53-65-70-50

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, one (1) day after the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the 5th business day following the day such mailing is made.

9.2.                              Entire Agreement.

This Agreement, including exhibits, or other documents referred to herein, and the Confidentiality Agreement, dated November 15, 1999, by and between the Company and BVF, Inc. embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

9.3.                              Amendments.

The terms and provisions of the Agreement may be modified, amended or waived, or consent for the departure therefrom granted, only by written consent of the Company and the Investors. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

9.4.                              Assignment.

Neither this Agreement nor any or all of the rights and obligations of a party hereunder shall be assigned, delegated, sold, transferred or otherwise disposed of by operation of law or otherwise, to any third person without the prior written consent of the other party, and any attempted assignment, delegation, sale, transfer, or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 9.4 shall be void and without force or effect. Each party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

9.5.                              Benefit.

All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

9.6.                              Governing Law.

This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York.

9.7.                              Severability.

In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall be interpreted as if such provision were so excluded and shall nevertheless remain in full force and effect.

9.8.                              Headings and Captions.

The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

9.9.                              No Waiver of Rights, Powers and Remedies.

No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

9.10.                        Expenses.

Except as provided in Section 8.2, each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby; provided that the Company shall pay such fees and expenses (including attorney’s fees) of the BVF Investors up to $15,000.

9.11.                        Brokers.

Each of the parties hereto represents and warrants to the other that no broker, finder or financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the other. Each of the parties hereto agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any other broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

9.12.                        Confidentiality.

The Investors acknowledge and agree that any information or data they have acquired from the Company, which is clearly designated in writing as confidential and is not otherwise properly in the public domain, was received in confidence. Each of the Investors agrees not to divulge, communicate or disclose, except as may be required by law or upon the advice of its accountants or for the performance of this Agreement, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company.

9.13.                        Counterparts.

This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.14.                        Further Assurances.

In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Company and the Investors will take such further action as the other party may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII).

9.15.                        Consent to Jurisdiction.

To the extent that the Company or the Investors have or may hereafter become entitled to any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any court, from service or process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced with respect to the obligations and liabilities of the Company or the Investors under this Agreement, the Company and the Investors hereby irrevocably and unconditionally waive, and agree not to plead or claim, any such immunity and consent to such relief and enforcement. The Company hereby irrevocably waives its rights under the provisions of Article 14 and Article 15 of the French Civil Code. The Company hereby irrevocably consents and submits to the jurisdiction of the courts of the State of New York, New York County, and in the United States District Court for the Southern District of New York in personam generally and unconditionally in respect of any such suit or proceeding.

9.16.                        Break-Up Fee.

If (i) (x) the Company’s shareholders do not vote to approve the transactions contemplated by this Agreement or (y) if the Company fails to consummate the sale of the Common Stock and the Warrants to the Investors as contemplated by this Agreement by March 31, 2000 and (ii) within eighteen months of the date hereof, the Company enters into agreement for the sale of its equity securities or other securities convertible into or exchangeable for its equity securities (whether by private placement or public offering) or the acquisition of the Company or the merger or consolidation of the Company with another entity (each, an “Alternative Transaction”), then it will be a condition to the consummation of the Alternative Transaction by the Company that (a) each of the Investors shall have been issued that number of warrants in form and substance as set forth on Exhibit B-1 hereto to purchase Common Stock at an exercise price of 39.10 French francs per share of Common Stock as set forth opposite its name under the column “Class A Warrants” on Exhibit A, and (b) such warrants shall have the benefit of, and be included under, any registration rights agreement entered into in connection with such Alternative Transaction. The Company acknowledges that the agreements contained in this Section 9.16 are an integral part of the transactions contemplated hereby, and that without such agreements the Investors would not enter into this Agreement.

[REMAINDER OF PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of this 29th day of February, 2000.

FLAMEL TECHNOLOGIES S.A.

By:
	Name:	Gerard Soula
	Title:	Chief Executive Officer

BIOTECHNOLOGY VALUE FUND, L.P.

By:	BVF PARTNERS L.P., its General Partner

	By:	BVF, INC., its General Partner

By:
Mark N. Lampert
President

BIOTECHNOLOGY VALUE FUND II, L.P.

By:	BVF PARTNERS L.P., its General Partner

	By:	BVF, INC., its General Partner

By:
Mark N. Lampert
President

INVESTMENT 10 L.L.C.

By:	BVF PARTNERS, L.P., its Investment Advisor

	By:	BVF, INC., its General Partner

By:
Mark N. Lampert
President

ALTA BIOPHARMA PARTNERS LP

By:
Name:
Title:

ALTA EMBARCADERO BIOPHARMA, LLC

By:
Name:
Title:

FLAMEL CHASE PARTNERS (ALTA BIO), LLC

By:
Name:
Title:

CHASE EUROPEAN EQUITY ASSOCIATES, LLC

By: Chase Capital Partners, its Manager

By:
Name:
Title:

EXHIBIT A

INVESTORS:

NAME	CLASS A WARRANTS	CLASS B WARRANTS	CLASS C WARRANTS	ORDINARY PURCHASE SHARES	PRICE
					(FrF)
AltaBioPharma Partners, LP	1,165,474	652,666	699,288	699,288	30,372,252.44
Alta Embarcadero BioPharma, LLC	43,929	24,600	26,358	26,358	1,144,789.74
Biotechnology Value Fund, L.P.	375,000	210,000	225,000	225,000	9,772,500.00
Biotechnology Value Fund II, L.P.	812,500	455,000	487,500	487,500	21,173,750.00
Chase European Equity Associates, LLC	87,500	49,000	52,500	52,500	2,280,250.00
Flamel Chase Partners (Alta Bio), LLC	665,597	372,734	399,354	399,354	17,345,457.82
Investment 10 L.L.C.	62,500	35,000	37,500	37,500	1,628,750.00
Total:	3,212,500	1,799,000	1,927,500	1,927,500	FrF	83,717,750.00

SCHEDULE 3.7

(1) The Company’s cash balances have continued to decline over time.

(2) Barbara Sherrill resigned from her position as Chief Financial Officer of the Company as of December 3, 1999.

(3) Bruce Morra resigned from his position as President of Flamel Technologies, Inc., the Company’s subsidiary, as of January 31, 2000.

(4) The Company intends to dissolve its only subsidiary, Flamel Technologies, Inc. in the first half of 2000.

SCHEDULE 3.8

(1) The Company’s cash balances have continued to decline over time.

(2) Barbara Sherrill resigned from her position as Chief Financial Officer as of December 3, 1999.

(3) Bruce Morra resigned from his position as President of Flamel Technologies, Inc., the Company’s subsidiary, as of January 31, 2000.

(4) The Company intends to dissolve its only subsidiary, Flamel Technologies, Inc. in the first half of 2000.